

                                                                                                        PART 1:  EXHIBIT 11.00

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (Unaudited, In Thousands, except per share amounts)


                                                              Three Months Ended           Six Months Ended
                                                                     June 30,                  June 30,
                                                              ---------------------       -------------------
                                                                1998         1997           1998       1997
                                                              ---------------------       -------------------
Basic earnings per share:
-------------------------

Basic weighted average common shares*                           9,878        9,839          9,882        9,824

Net income                                                    $15,186      $ 7,109        $22,850      $13,557

Basic earnings per common share*                                $1.54         $.72          $2.31        $1.38


Diluted earnings per share:
---------------------------

Weighted average common and dilutive potential shares*         10,184       10,194         10,193       10,177

Net income                                                    $15,186      $ 7,109        $22,850      $13,557

Diluted earnings per common share*                              $1.49         $.70          $2.24        $1.33


     * As required, earnings per share for 1997 have been restated for the adoption of Financial Accounting Standards Board Statement No. 128.